Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 28, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Applied Energetics, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ RBSM LLP

Houston, TX

December 15, 2025